PROMISSORY NOTE

$500,000.00
February 28, 2008

Asia Special Situation Acquisition Corp.
PO Box 309 GT
Ugland House South Church Street
George Town E9 00000
(Hereinafter referred to as "Borrower")

Wachovia Bank, National Association
301 South College Street
One Wachovia Center, NC 0600
Charlotte, North Carolina 28288
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), or such lesser sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

LOAN AGREEMENT. This Note is subject to the provisions of that certain Loan and Security Agreement (“Loan Agreement”) between Bank and Borrower of even date herewith, as modified from time to time. Capitalized terms used in this Note and not defined herein shall have the meaning given such terms in the Loan Agreement.

LINE OF CREDIT. Pursuant to the terms and conditions of the Loan Agreement, Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an "Advance" and together the "Advances"), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in the Loan Agreement to which this Note is subject. Bank's obligation to make Advances under this Note shall terminate if Borrower is in Default (as defined below). As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date. All requests for Advances shall be made no later than 11:00 a.m. on the business day for which such Advance is requested to be made. Each Advance shall be in a minimum principal amount of $10,000 and integral multiples of $5,000 in excess thereof.

Borrower shall have the right to repay (without premium or penalty) a portion or all of the Advances outstanding upon one business day’s prior notice by remitting to Bank an amount equal to the Advance to be repaid plus all other expenses and fees and amounts due hereunder and under the other Loan Documents. Each repayment shall be in a minimum aggregate amount of $10,000 and integral multiples of $5,000 in excess thereof.

If Borrower subscribes to Bank's cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS. Borrower shall use the proceeds of the loans evidenced by this Note for working capital and general corporate purposes, including, without limitation, the payment of operating expenses, premiums on directors and officers liability insurance, reimbursement of advances made to the Borrower by certain officers and directors, consulting and professional fees and disbursements incurred in connection with the location, negotiation and consummation of a business combination and other matters incidental to the foregoing and the operation of Borrower’s business. Borrower shall provide to Bank written evidence of any such expenses as Bank may request from time to time and Bank’s obligation to make Advances is subject to prior receipt and satisfactory review of such materials by Bank.

SECURITY.  Borrower has caused certain pledgors to grant Bank a security interest in certain Collateral described in the Loan Agreement.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the Prime Rate (“Interest Rate") where “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect for dollars at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Notwithstanding the foregoing, in no event shall the interest rate exceed 24.99% per annum.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 2% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive payments of accrued interest only, commencing on June 1, 2008, and continuing on the first day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on the earlier to occur of (i) any termination or liquidation of the assets of the Trust pursuant to the terms of the Trust Agreement or (ii) September 1, 2008. The first payment due hereunder shall include all accrued and unpaid interest outstanding as of June 1, 2008.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations (as defined below) shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term "Loan Documents", as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and may include, without limitation, security instruments, financing statements, and any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time). Obligations. The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note and all other obligations under any other Loan Document between Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS, INDEMNITY. All reasonable legal fees and related expenses shall be payable by the Borrower and due on the date hereof. Borrower will pay all reasonable out-of-pocket expenses incurred by Bank in connection with the Loan Documents, including without limitation, expenses incurred in connection with the underwriting, negotiation, documentation, execution of the Loan Documents of up to $5,000. In addition, Borrower shall pay all of Bank's reasonable expenses actually incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding. Borrower shall indemnify Bank and each of its affiliates, officers, directors, employees, and agents (each, and “Indemnified Party”) from and against any and all damages, losses, claims, liabilities and related costs and expenses arising out of or in connection with the Loan Documents; provided, however, that no such indemnity shall be available to the Indemnified Party if such losses, liabilities, claims, damages, penalties or fine which gave rise to such indemnification claim were caused by or resulted from the gross negligence or willful misconduct of any Indemnified Party.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

GRACE PERIOD. Grace Period. The failure of timely payment of the Obligations shall not be a Default until 5 days after such payment is due.

DEFAULT. If any of the following occurs and is not cured within the applicable Cure Period, a default ("Default") under this Note and the other Loan Documents shall exist: Nonpayment; Nonperformance. The failure (a) to timely pay the Obligations under this Note or any other Loan Documents or (b) to duly observe or perform in any material respect any other duties or covenants under the Loan Documents which failure shall continue unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of: (i) the date on which written notice of such failure is given to Borrower by Bank, or (ii) the date on which a senior officer of Borrower obtains actual knowledge thereof. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, material contracts or material agreements of Borrower, any Subsidiary or Affiliate of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower or its Subsidiaries. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business, or (ii) should any Borrower enter into any merger or consolidation. Material Adverse Effect. The occurrence of any event, change, circumstance or condition which has or could reasonably be expected to have a “Material Adverse Effect”. For the purpose hereof, “Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, assets or properties of Borrower, (ii) the validity or enforceability of the Loan Documents, (iii) the rights and remedies of Bank under any Loan Document, (iv) the ability of Borrower to perform its obligations under any Loan Document, or (v) the status, existence, perfection, priority or enforceability of Bank’s interest in any Collateral securing the Obligations.

REMEDIES UPON DEFAULT. If a Default occurs and is continuing under this Note or any Loan Documents, Bank may at any time thereafter, take one or more of the following actions:  Bank Lien. Foreclose its security interest or lien against Borrower's accounts and the Collateral without notice. Termination of Commitment. Terminate Bank’s commitment to make Advances without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations shall automatically and immediately be due and payable and Bank’s Commitment to make Advances shall terminate. Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

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IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed.

ASIA SPECIAL SITUATION ACQUISITION CORP.

By:	/s/ Gary T. Hirst
Name:	Gary T. Hirst
Title:	President